Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Selected

In Competitive Bid Process For Natural Gas Contract in Perú

Approval Is First Step In Project To Construct

State-Of-The-Art Nitrogen Fertilizer Complex

DEERFIELD, ILL. (Business Wire) — November 19, 2007:  CF Industries Holdings, Inc. (NYSE: CF) today announced that it has received notification that the Evaluation Committee of the Block 88 Contractor Companies (B88CC) has selected its bid for a natural gas contract from Perú’s Camisea gas fields.

The B88CC consortium is developing that nation’s Camisea natural gas reserves to attract economic development in the petrochemical industry.  Notification was received from Pluspetrol Perú Corporation S.A., which is managing the bidding process on behalf of the consortium.

Subject to successful negotiation of a natural gas supply agreement; completion of necessary engineering, development, and financing; and Board of Directors and other approvals, CF Industries would construct a world-scale ammonia plant, with a nominal capacity of 2,100 metric tons per day, and a world-scale granular urea plant, with a nominal capacity of 3,300 metric tons per day.

“This is an important first step in the development of a project that we believe can provide important benefits to both the people of Perú and the stockholders of CF Industries.  This complex would serve Perú’s domestic markets, as well as other markets in the region,” commented Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

“Strategically, it would be an important growth initiative for CF Industries, not only providing access to new, growing markets, but also diversifying our sources of natural gas for the company’s nitrogen fertilizer operations,” Wilson explained.

“While this is only the beginning of a multi-step process to bring this project to life, we are pleased that the Evaluation Committee has selected CF Industries, thereby expressing its confidence in our ability to execute this important economic development project,” he added.

CF Industries expects to begin discussions on development of the natural gas supply agreement immediately.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.

Safe Harbor Statement

Certain statements contained in this presentation may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this presentation, other than those relating to our historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from such statements.  These risks and uncertainties include:  the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with CF Industries’ pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; unanticipated consequences related to the future expansion of our business, including risks associated with international operations; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management; inability to meet financial reporting and other reporting requirements as a public company; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.